Exhibit 15.1

AUDIT ALLIANCE LLP® A Top 18 Audit Firm 10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428

Website: www.allianceaudit.com

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-263218) on Form S-8 of our report dated May 12, 2023, with respect to the consolidated financial statements of Meiwu Technology Company Limited as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and 2020, which appears in the annual report on Form 20-F of Fangdd Network Group Ltd. for the year ended December 31, 2021 and 2020.

/s/ Audit Alliance LLP

Singapore

May 12, 2023